As filed with the Securities and Exchange Commission on August 23, 2016

Registration Nos. 333-155359, 333-172424, 333-184358, 333-193649, 333-209820

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155359

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172424

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-184358

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193649

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209820

UNDER THE SECURITIES ACT OF 1933

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-3636023 (I.R.S. Employer Identification No.)

c/o Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

(Address of principal executive offices) (Zip code)

HEARTWARE INTERNATIONAL, INC. 2008 STOCK INCENTIVE PLAN

HEARTWARE INTERNATIONAL, INC. EMPLOYEE STOCK OPTION PLAN

HEARTWARE INTERNATIONAL, INC. RESTRICTED STOCK UNIT PLAN

HEARTWARE INTERNATIONAL, INC. INCENTIVE OPTION TERMS: NON-EXECUTIVE DIRECTORS

HEARTWARE INTERNATIONAL, INC. 2012 INCENTIVE AWARD PLAN

CIRCULITE, INC. 2004 STOCK OPTION PLAN

CIRCULITE, INC. MANAGEMENT SALE BONUS PLAN

(Full title of the plan)

Keyna P. Skeffington, Esq.

HeartWare International, Inc.

c/o Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, Minnesota 55432

(763) 514-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Christopher Comeau

Paul Kinsella

Ropes & Gray LLP

800 Boylston Street

Boston, Massachusetts 02199

Telephone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filed	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by HeartWare International, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-155359), pertaining to the registration of an aggregate of 1,298,934 Shares, issuable under the HeartWare International, Inc. 2008 Stock Incentive Plan, the HeartWare International, Inc. Employee Stock Option Plan, the HeartWare International, Inc. Restricted Stock Unit Plan and the HeartWare International, Inc. Incentive Option Terms: Non-Executive Directors, which was filed with the Commission on November 13, 2008.

•	Registration Statement on Form S-8 (No. 333-172424), pertaining to the registration of 905,965 Shares issuable under the HeartWare International, Inc. 2008 Stock Incentive Plan, which was filed with the Commission on February 24, 2011.

•	Registration Statement on Form S-8 (No. 333-184358), pertaining to the registration of 1,375,000 Shares issuable under the HeartWare International, Inc. 2012 Incentive Award Plan, which was filed with the Commission on October 10, 2012.

•	Registration Statement on Form S-8 (No. 333-193649), pertaining to the registration of 1,000 Shares issuable under the CircuLite, Inc. 2004 Stock Option Plan and 17,929 Shares issuable under the CircuLite, Inc. Management Sale Bonus Plan, acquired by the Registrant in connection with its acquisition of CircuLite, Inc., which was filed with the Commission on January 30, 2014.

•	Registration Statement on Form S-8 (No. 333-209820), pertaining to the registration of 1,100,000 Shares issuable under the HeartWare International, Inc. 2012 Incentive Award Plan, which was filed with the Commission on February 29, 2016.

Pursuant to an Agreement and Plan of Merger, dated June 27, 2016, by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and the Registrant, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on August 23, 2016.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, Minnesota, on August 23, 2016.

HeartWare International, Inc.

By:	/s/ Philip J. Albert
Name:	Philip J. Albert
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Philip J. Albert	Director	August 23, 2016
Philip J. Albert

/s/ Linda S. Harty	Director	August 23, 2016
Linda S. Harty

/s/ Keyna P. Skeffington	Director	August 23, 2016
Keyna P. Skeffington